THE ENDOWMENT PMF MASTER FUND, L.P.

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of February 18, 2014

THE ENDOWMENT PMF MASTER FUND, L.P.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Dated as of February 18, 2014

i

5.5	Allocation of Certain Withholding Taxes and Other Expenditures	25
5.6	Reserves	26
5.7	Allocation to Avoid Capital Account Deficits	26
5.8	Tax Allocations	26
5.9	Distributions	27

ARTICLE VI DISSOLUTION AND LIQUIDATION		28
6.1	Dissolution	28
6.2	Liquidation of Assets	29

ARTICLE VII ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS		30
7.1	Accounting and Reports	30
7.2	Determinations by General Partner	30
7.3	Valuation of Assets	30

ARTICLE VIII MISCELLANEOUS PROVISIONS		31
8.1	Amendment of Partnership Agreement	31
8.2	Special Power Of Attorney	32
8.3	Notices	33
8.4	Agreement Binding upon Successors and Assigns	33
8.5	Choice of Law; Arbitration	34
8.6	Not for Benefit of Creditors	35
8.7	Consents	35
8.8	Pronouns	35
8.9	Confidentiality	35
8.10	Certification of Non-Foreign Status	36
8.11	Severability	36
8.12	Entire Agreement	36
8.13	Conflicts	37
8.14	Counterparts	37
8.15	Headings	37

ii

THE ENDOWMENT PMF MASTER FUND, L.P.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) of THE ENDOWMENT PMF MASTER FUND, L.P., a Delaware limited partnership (the “Partnership”), dated as of Febraury 18, 2014 by and among THE ENDOWMENT FUND GP, L.P., a Delaware limited partnership, as General Partner (as defined herein), and those Persons who execute this Agreement and whose names are reflected on the books and records of the Partnership as Limited Partners (as defined herein).

WHEREAS the Partnership desires to register with the U.S. Securities and Exchange Commission under the 1940 Act (as defined herein) as a closed-end management investment company;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“1933 Act” means the Securities Act of 1933 and the rules, regulations and orders under the 1933 Act, as amended from time to time, or any successor law.

“1940 Act” means the Investment Company Act of 1940 and the rules, regulations and orders under the 1940 Act, as amended from time to time, or any successor law.

“Advice and Management” means those services provided to the Partnership by the Adviser under Section 3.5(b) of this Agreement.

“Adviser” means Endowment Advisers, L.P., a limited partnership formed under the laws of the State of Delaware, and any other Person or Persons subsequently engaged to provide investment management services to the Partnership in a similar capacity.

“Advisers Act” means the Investment Advisers Act of 1940 and the rules, regulations and orders under the Advisers Act, as amended from time to time, or any successor law.

“Affiliate” means affiliated person as that term is defined in the 1940 Act.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as amended and/or restated from time to time.

“Board of Directors” means the board of the Directors who have been delegated the authority described in this Agreement.

“Business Day” means any day when the New York Stock Exchange is open for business.

“Capital Account” means, with respect to each Partner, the capital account established and maintained on behalf of the Partner in accordance with Section 5.3 of this Agreement.

“Capital Contribution” means the contribution, if any, made, or to be made, as the context requires, to the capital of the Partnership by a Partner or former Partner, as the case may be.

“Cause” means, with respect to a Director, the commission of an act of fraud or willful malfeasance or a determination by a court of competent jurisdiction that such Director has breached a fiduciary duty or violated law or engaged in another criminal act.

“Certificate” means the Certificate of Limited Partnership of the Partnership as filed with the office of the Secretary of State of the State of Delaware and any amendments to the Certificate and/or restatements of the Certificate as filed with the office of the Secretary of State of the State of Delaware pursuant to this Agreement.

“Closing Date” means the date of the Partnership Division.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Commodity Exchange Act” means the Commodity Exchange Act and the rules, regulations and orders under the Commodity Exchange Act, as amended from time to time, or any successor law.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, or any successor law.

“Directors” means those natural Persons designated as “Directors” in accordance with this Agreement who are delegated the authority provided for in this Agreement and includes John A. Blaisdell, Jonathan P. Carroll, Richard C. Johnson, G. Edward Powell and Scott E. Schwinger (the “Initial Directors”), or any other natural Persons who, from time to time after the date of this Agreement, become Directors in accordance with the terms and conditions of this Agreement.

“Distributable Cash” means the excess of (i) the amount held by the Partnership in cash or cash equivalents over (ii) an amount not to exceed 5% of Net Assets (except to the extent determined by the unanimous consent of the Board of Directors to be necessary to meet any applicable regulatory requirements) determined by the Adviser to be necessary or prudent for the Partnership to continue to hold for operational or regulatory purposes, including for purposes of funding expected capital calls with respect to the Partnership’s private equity investments or for other compliance purposes.

“Excluded Expenses” has the meaning set out in Section 3.11(b) of this Agreement.

“Feeder Fund” means a Limited Partner that is a collective investment vehicle that invests substantially all of its assets in the Partnership.

“Feeder Fund Interests” means interests issued by a Feeder Fund.

“Fiscal Period” means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending in each case at the close of business on the first to occur of the following dates:

(1) the last day of a Fiscal Year;

(2) the day as of which the Partnership admits a substituted Partner to whom or which an Interest or portion of an Interest of a Partner has been Transferred (unless the Transfer of the Interest or portion of the Interest results in no change of beneficial ownership of the Interest or portion of the Interest);

(3) the day as of which any amount is credited to or debited against the Capital Account of any Partner, other than an amount that is credited to or debited against the Capital Accounts of all Partners in accordance with their respective Investment Percentages; or

(4) December 31, or any other date that is the last day of the taxable year of the Partnership.

“Fiscal Year” means the period commencing on the Closing Date and ending on December 31, 2014, and thereafter each period commencing on January 1 of each year and ending on December 31 of that year (or on the date of a final distribution made in accordance with Section 6.2 of this Agreement), unless the Directors designate another fiscal year for the Partnership. The taxable year of the Partnership will end on December 31 of each year, or on any other date designated by the General Partner that is a permitted taxable year-end for tax purposes, and need not be the same as the Fiscal Year.

“Form N-2” means the Partnership’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

“General Partner” means The Endowment Fund GP, L.P., a limited partnership formed under the laws of the State of Delaware, and any other Person or Persons admitted to the Partnership as a general partner of the Partnership, collectively, in their capacities as general partners of the Partnership, and “General Partner” means any of the General Partners. When the term General Partner is used in this Agreement and the Partnership has more than one General Partner, the term “General Partner” will refer to each General Partner.

“Hedge Fund” means each Investment Fund set forth on Schedule A hereto and any other assets received by the Partnership in respect of such Investment Funds.

“Independent Directors” mean those Directors who are not “interested persons” of the Partnership as that term is defined in the 1940 Act.

“Interest” means the entire partnership interest in the Partnership at any particular time of a Partner or other Person to whom or which an Interest or portion of an Interest has been Transferred in accordance with Section 4.3 or 4.4 of this Agreement, including the rights and obligations of the Partner or other Person under this Agreement and the Delaware Act.

“Investment Advisory Agreement” has the meaning set out in Section 3.5(a) of this Agreement.

“Investment Fund” means an investment company, a general or limited partnership, a limited liability company or other pooled investment vehicle in which the Partnership has invested, whether or not, in each case, the entity is registered under the 1940 Act.

“Investment Manager” means any Person that manages an Investment Fund.

“Investment Percentage” means a percentage established for each Partner on the Partnership’s books as of the first day of each Fiscal Period. The Investment Percentage of a Partner for a Fiscal Period will be determined by dividing the balance of the Partner’s Capital Account as of the commencement of the Fiscal Period by the sum of the Capital Accounts of all of the Partners as of the commencement of the Fiscal Period. The sum of the Investment Percentages of all Partners for each Fiscal Period will equal 100%.

“Limited Partner” means any Person admitted to the Partnership as a Limited Partner of the Partnership (including any Person who or that is a General Partner when acting in the Person’s capacity as a Limited Partner) until a substituted Limited Partner or Partners are admitted with respect to the Person’s entire Interest as a Limited Partner in accordance with Section 4.4 of this Agreement, in the Person’s capacity as a Limited Partner of the Partnership. For purposes of the Delaware Act, the Limited Partners will constitute a single class or group.

“Management Fee” means the fee paid to the Adviser out of the Partnership’s assets, and debited against Limited Partners’ Capital Accounts, as provided in Section 3.11(b) of this Agreement.

“Minimum Limited Partner Approval” means the affirmative vote of the Limited Partners holding the greater of (i) (A) 100% of the outstanding Interests less (B) the Repurchase Participation Percentage minus 1% or (ii) a majority, in terms of Investment Percentage, of all outstanding Interests; provided, however, that in the event that the aggregate dollar amount of Feeder Fund Interests repurchased as of the date of the Partnership Division represents less than twenty percent (20%) of the net asset value of the Predecessor Partnership immediately prior to the Partnership Division, “Minimum Limited Partner Approval shall mean the affirmative vote of the Limited Partners holding a majority, in terms of Investment Percentage, of all outstanding Interests.

“Net Assets” means the total value of all assets of the Partnership, less an amount equal to all accrued debts, liabilities and obligations of the Partnership.

“Net Asset Value” means, with respect to an Interest, a percentage of the value of the Partnership’s Net Assets based upon the Investment Percentage represented by such Interest.

“Net Profit” or “Net Loss” means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Partnership, at the close of business on the Closing Date), the amount of any Net Profit or Net Loss to be adjusted to exclude any items to be allocated among the Capital Accounts of the Partners on a basis that is not in accordance with the Investment Percentages of all Partners as of the commencement of the Fiscal Period in accordance with Section 5.7 of this Agreement.

“Partners” means the General Partner(s) and the Limited Partners, collectively, and “Partner” means any General Partner or Limited Partner.

“Partnership Division” means the date of the contribution of assets in kind from the Predecessor Partnership to the Partnership.

“Person” means any individual, entity, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, or unincorporated organization.

“Predecessor Partnership” means The Endowment Master Fund, L.P., a Delaware limited partnership.

“Private Equity Fund” means an Investment Fund that is a private fund that is not a Hedge Fund.

“Protected Provisions” means all provisions of this Agreement dealing with (i) governance of the Partnership, including provisions related to (a) appointment, removal or an increase to the number of Directors, or any amendment to matters requiring the approval of the Directors; and (b) appointment or removal of a General Partner; (ii) distributions, fees, expenses (and limitations thereto) and limitations on indebtedness; (iii) secondary sales of assets; (iv) dissolution or liquidation of the Partnership, and (v) reporting to Partners.

“Repurchase Participation Percentage” means the percentage of Interests, in terms of Investment Percentage, represented by the Feeder Fund Interests repurchased by all Feeder Funds upon closing of such Feeder Funds’ Purchase and Sale Agreement dated as of the date of this Agreement.

“Securities” means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options on those contracts.

“Temporary Investment” shall mean investments in (i) cash or cash equivalents, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof, maturing within one year from the date of acquisition thereof, (iii) money market instruments, commercial paper or other short-term debt obligations having at the date of purchase by the Partnership the highest or second highest rating obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., or their respective successors, (iv) interest bearing accounts at a registered broker-dealer, (v) money market mutual funds, (vi) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia, or organized under the laws of a non-U.S. country, which banks have branches in the United States, each having at the date of acquisition by the Partnership combined capital and surplus of not less than $250 million, (vii) overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. Government obligations or (viii) pooled investment funds or accounts that invest only in Securities or instruments of the type described in (i) through (iv). For the avoidance of doubt, subject to the requirements of the 1940 Act, Temporary Investments may be held at, managed by, or purchased from, any Person that satisfies the foregoing requirements.

“Transfer” means the assignment, transfer, sale or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest. For the avoidance of doubt, the transfer of interests in a Feeder Fund shall not be deemed to be a Transfer of an Interest for purposes of this Agreement. Verbs, adverbs or adjectives such as “Transfer,” “Transferred” and “Transferring” have correlative meanings.

“Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.

ARTICLE II

ORGANIZATION; ADMISSION OF PARTNERS; DIRECTORS

2.1 Formation of Limited Partnership.

(a) The Partnership is formed as a limited partnership pursuant to the Certificate and this Agreement. The Partners agree that their rights, duties and liabilities will be as provided in the Delaware Act, except as otherwise provided in this Agreement. The General Partner will cause the Certificate to be executed and filed in accordance with the Delaware Act and will cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates that the General Partner concludes may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the General Partner determines that the Partnership should do business, or any political subdivision or agency of any such jurisdiction, or that the General Partner determines is necessary or appropriate to effectuate, implement and continue the valid existence and business of the Partnership.

(b) The Partnership is formed for the object and purpose of (and the nature of the business to be conducted by the Partnership is) engaging in any lawful activity for which limited partnerships may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

2.2 Name. The name of the Partnership is “The Endowment PMF Master Fund, L.P.” or any other name that the General Partner may adopt after the date of this Agreement upon (a) causing an appropriate amendment to this Agreement to be executed and to the Certificate to be filed in accordance with the Delaware Act and (b) sending notice of the amendment to each Limited Partner.

2.3 Principal and Registered Office. The Partnership will have its principal office at the principal office of the General Partner or at any other place designated from time to time by the General Partner. The Partnership’s registered agent in the State of Delaware shall be The Corporation Service Company, and the Partnership’s registered office in the State of Delaware at 2711 Centerville road, Suite 400, Wilmington, Delaware 19808 unless the General Partner designates a different registered agent or office from time to time in accordance with the Delaware Act.

2.4 Duration . The term of the Partnership will commence on the filing of the Certificate and will continue until the Partnership is dissolved and wound up and the Certificate is canceled in accordance with Section 6.1 of this Agreement.

2.5 Business of the Partnership.

(a) The principal business of the Partnership shall be to hold and liquidate the portfolio of interests in Investment Funds contributed to the Partnership in the Partnership Division, and the Partnership shall not make any new investments in Investment Funds. In furtherance of such business, the Partnership may fund the capital calls of such Investment Funds, engage in secondary transactions with respect to such Investment Funds (subject to the limitations contained in this Agreement), hold and manage assets distributed in-kind by Investment Funds and, for cash and liquidity management purposes, purchase, sell, invest and trade in Temporary Investments. Portions of the Partnership’s assets (which may constitute, in the aggregate, all of the Partnership’s assets) may be invested in Investment Funds that invest and trade in Securities. The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as the General Partner, the Directors or the Adviser may deem necessary or advisable to carry out such business.

(b) The Partnership will operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions described in the Form N-2.

(c) The Partnership may designate from time to time persons to act as signatories for the Partnership, including, without limitation, persons authorized to execute and deliver any filings with the Securities and Exchange Commission or applicable federal or state regulatory authorities or self-regulatory organizations.

2.6 General Partner.

(a) The Endowment Fund GP, L.P. shall be admitted to the Partnership as the General Partner upon its execution of this Agreement. The General Partner may admit to the Partnership as a substituted General Partner any Person to which it has Transferred its Interest as the General Partner in accordance with Section 4.3 of this Agreement. Any substituted General Partner will be admitted to the Partnership upon the Transferring General Partner’s consenting to such admission and is authorized to, and will, continue the business of the Partnership without dissolution. The name and mailing address of the General Partner and the Capital Contribution of the General Partner will be reflected on the books and records of the Partnership. If at any time the Partnership has more than one General Partner, unless otherwise provided in this Agreement, any action allowed to be taken, or required to be taken, by the General Partners may be taken only with the unanimous approval of all of the General Partners.

(b) Each General Partner will serve for the duration of the term of the Partnership, unless the General Partner ceases to be a General Partner in accordance with Section 4.1 of this Agreement.

2.7 Limited Partners. The General Partner may, at any time and without advance notice to or consent from any other Partner, at the direction of the Board of Directors, admit to the Partnership any Person who purchases the Interests in the Partnership of one or more existing Partners in accordance with Section 4.4 of this Agreement and who agrees to be bound by all of the terms of this Agreement as an additional Limited Partner. The admission of any Person as a substitute Limited Partner will be effective upon the General Partner’s approval of such Person’s purchase of an Interest and the execution and delivery by, or on behalf of, the substitute Limited Partner of this Agreement or an instrument that constitutes the execution and delivery of this Agreement. The General Partner will cause the books and records of the Partnership to reflect the name and Capital Account of the substitute Limited Partner. Other than as set forth in Section 4.4, the General Partner may not admit any additional Partner to the Partnership.

2.8 Both General and Limited Partner. A Partner may be simultaneously a General Partner and a Limited Partner, in which event the Partner’s rights and obligations in each capacity will be determined separately in accordance with the terms and provisions of this Agreement and as provided in the Delaware Act.

2.9 Limited Liability. Except as expressly required under this Agreement or as required under applicable law, a Limited Partner will not be liable for the Partnership’s obligations in any amount in excess of the Limited Partner’s Capital Account balance, plus the Limited Partner’s share of undistributed profits and assets. Except as provided in Section 5.2 of this Agreement, no Limited Partner shall be obligated to return to the Partnership any amounts distributed to such Limited Partner.

2.10 Directors.

(a) There are five (5) Directors as of the date of this Agreement. The number of Directors may be increased by a vote of a majority of the Independent Directors then in office, up to a maximum number of seven (7), and may be decreased by a vote of a majority of the Independent Directors then in office and a Minimum Limited Partner Approval, but in no event shall it be fewer than the minimum number of directors permitted to corporations organized under the laws of the State of Delaware. No reduction in the number of Directors will serve to effect the removal of any Director. Each Partner approves the delegation by the General Partner to the Directors, in accordance with Section 3.1 of this Agreement, of certain of the General Partner’s rights and powers.

(b) Each Director will serve for the duration of the term of the Partnership, unless his or her status as a Director is terminated sooner in accordance with Section 2.10(d) of this Agreement. Except to the extent the 1940 Act requires election by Limited Partners, if any vacancy in the position of a Director occurs, such vacancy may be filled by a unanimous vote of the then remaining Directors, which in the event that the number of Directors has been fixed at seven (7) shall require the affirmative vote of at least six (6) Directors; provided that, in the event that the Directors do not appoint an individual to serve in such capacity within 60 days after such vacancy occurs, or if there are fewer than six (6) Directors and the size of the Board of Directors has been fixed at seven (7), the vacancy shall be filled by a vote of the Limited Partners in accordance with Section 3.4(a). Independent Directors will at all times constitute at least a majority of the Directors then serving. An Independent Director will be replaced by another

Independent Director selected and nominated by the remaining Independent Directors, or in a manner otherwise permissible under the 1940 Act. Subject to the foregoing and applicable law, Limited Partners holding at least 20% of outstanding Interests may nominate a Director to fill a vacancy in the position of a Director.

(c) If no Director remains, the General Partner will promptly call a meeting of the Partners, to be held within 120 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Partnership and, if the business is to be continued, approving the appointment of the requisite number of Directors. If the Partners determine at the meeting not to continue the business of the Partnership, or if the approval of the appointment of the requisite number of Directors is not approved within 120 days after the date on which the last Director ceased to act in that capacity, then the Partnership will be dissolved in accordance with Section 6.1 of this Agreement and the assets of the Partnership will be liquidated and distributed in accordance with Section 6.2 of this Agreement.

(d) The status of a Director will terminate (1) if the Director dies; (2) if the Director resigns as a Director; (3) if the Director is removed in accordance with Section 2.10(e) of this Agreement; or (4) on December 31 in the year in which the Director reaches 82 years of age, unless such termination due to age is waived by resolution of a majority of the Directors.

(e) Any Director may be removed with or without Cause only by a unanimous vote of the other Directors. The Board of Directors may only consider the removal of one Director at a time, and a vacancy created by a Director pursuant to Section 2.10(d) must be filled before the Board of Directors can remove any other Director. Any Director may be removed for Cause by a vote of the Limited Partners in accordance with Section 3.4(a).

(f) The Directors may establish and maintain committees of the Board of Directors, and the Directors may grant to such committees the authority to, among other things: value the assets of the Partnership; select and nominate the Independent Directors of the Partnership; recommend to the Board of Directors the compensation to be paid to the Independent Directors; and recommend to the Board of Directors the firm of certified public accountants that will conduct the Partnership’s audits. Any Director may attend meetings of any committee of the Board of Directors established pursuant to this Section 2.10(f) or Section 2.10(g), and all Directors shall receive notice of such meetings and any relevant materials contemporaneously, whether or not such Director is a member of such committee, provided however, that no Director other than an Independent Director shall be entitled to attend or be present during executive sessions of the Independent Directors.

(g) The Directors may establish or designate committees of the Board of Directors or the Partnership, whose members may include the Directors and/or other Persons who are not Directors, to provide advice and other services to the Partnership, which committees may include (but are not limited to) a committee that will value the assets of the Partnership.

(h) The Independent Directors will receive compensation for their services as Independent Directors, as determined by the Board of Directors. Such compensation in the aggregate shall not exceed $270,000 in any Fiscal Year.

ARTICLE III

MANAGEMENT; ADVICE AND MANAGEMENT

3.1 Management and Control.

(a) The General Partner delegates to the Directors those rights and powers of the General Partner necessary for the Directors to manage and control the business affairs of the Partnership and to carry out their oversight obligations with respect to the Partnership required under the 1940 Act, state law, and any other applicable laws or regulations. Rights and powers delegated to the Directors include, without limitation, the authority as Directors to oversee and to establish policies regarding the management, conduct and operation of the Partnership’s business, and to do all things necessary and proper as Directors to carry out the objective and business of the Partnership, including, without limitation, the power to engage the Adviser to provide Advice and Management and to remove the Adviser, as well as to exercise any other rights and powers expressly given to the Directors under this Agreement. The Partners intend that, to the fullest extent permitted by law, and except to the extent otherwise expressly provided in this Agreement, (1) each Director is vested with the same powers and authority on behalf of the Partnership as are customarily vested in each director of a Delaware corporation and (2) each Independent Director is vested with the same powers and authority on behalf of the Partnership as are customarily vested in each director who is not an “interested person” (as that term is defined in the 1940 Act) of a closed-end, management investment company registered under the 1940 Act that is organized as a Delaware corporation. During any period in which the Partnership has no Directors, the General Partner will manage and control the Partnership. Each Director will not, for any purpose, be considered a General Partner. Notwithstanding the delegation described in this Section 3.1(a), the General Partner will not cease to be the General Partner and will continue to be liable as such and in no event will a Director be considered a General Partner by agreement, estoppel or otherwise as a result of the performance of his or her duties under this Agreement or otherwise. The General Partner retains those rights, powers and duties that have not been delegated under this Agreement. Any Director may be admitted to the Partnership in accordance with Section 2.7 of this Agreement and make Capital Contributions and own an Interest, in which case the Director will also become a Limited Partner.

(b) For each taxable year of the Partnership, the Partnership will file a tax return as a partnership for U.S. federal income tax purposes. The Partnership shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Section 301.7701-3(a) of the Treasury Regulations or under any corresponding provision of state or local law. The Partnership shall not participate in the establishment of an “established securities market” (within the meaning of Section 1.7704-1(b) of the Treasury Regulations) or a “secondary market or the substantial equivalent thereof” (within the meaning of Section 1.7704-1(c) of the Treasury Regulations) or, in either case, the inclusion of interests in the Partnership thereon. All decisions for the Partnership relating to tax matters including, without limitation, whether to make any tax elections (including the election under Section 754 of the Code), the positions to be made on the Partnership’s tax returns and the settlement or further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority, will be made by the Directors. All actions (other than ministerial actions) taken by the tax matters Partner, as designated in Section 3.1(c) below, will be subject to the approval of the Directors.

(c) The General Partner will be the designated tax matters Partner for purposes of the Code. Each Partner agrees not to treat, on its own income tax return, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of the item by the Partnership without first providing written notice to the General Partner. The tax matters Partner will have the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other revenue laws.

(d) No Limited Partner will have any right to participate in or take any part in the management or control of the Partnership’s business, and no Limited Partner will have any right, power or authority to act for or bind the Partnership. Limited Partners will have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act and will have no right to exercise any other vote granted to Limited Partners under the Delaware Act, any such rights being vested in the Directors (or the General Partner if there are no Directors) and may be exercised without requiring the approval of the Limited Partners.

3.2 Powers Reserved by the General Partner. Notwithstanding anything in this Agreement to the contrary, the General Partner retains all rights, duties and powers to manage the affairs of the Partnership that may not be delegated under Delaware law, and that are not otherwise delegated by the General Partner to the Directors or assumed by the Adviser or any other Person under the terms of any agreement between the Partnership and the Adviser or any other Person. Specifically, and without limitation, the General Partner will retain full power and authority on behalf of and in the name of the Partnership:

(1) to issue to any Partner an instrument certifying that the Partner is the owner of an Interest;

(2) to call and conduct meetings of Partners at the Partnership’s principal office or elsewhere as it may determine, and to assist the Directors in calling and conducting meetings of the Directors;

(3) to engage and terminate attorneys, accountants (subject to the provisions of the 1940 Act) and other professional advisers and consultants as the General Partner deems necessary or advisable in connection with the affairs of the Partnership or as may be directed by the Directors;

(4) to act as tax matters Partner in accordance with Section 3.1(c) of this Agreement, and to assist in the preparation and filing of any required tax or information returns to be made by the Partnership;

(5) as directed by the Directors, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Partnership or any assets of the Partnership;

(6) as directed by the Directors, to arrange for the purchase of any insurance covering the potential liabilities of the Partnership or relating to the performance of the Directors, the General Partner, the Adviser or any of their principals, Partners, directors, officers, members, employees and agents;

(7) to execute, deliver and perform any contracts, agreements and other undertakings, and to engage in activities and transactions that are necessary or appropriate for the conduct of the business of the Partnership and to bind the Partnership by those contracts, agreements, and other undertakings, provided that the officers of the Partnership, as directed by the Directors, may execute and deliver contracts and agreements on behalf of the Partnership and bind the Partnership to those contracts and agreements;

(8) to make determinations regarding the Transfer of Interests, and to execute, deliver and perform administration agreements appointing an administrator to perform various administrative action on behalf of the Partnership, escrow agreements and custodial agreements without the consent of or notice to any other Person, notwithstanding any other provision of this Agreement;

(9) as provided in Section 5.6 of this Agreement, to make determinations regarding appropriate reserves to be created for the contingent, conditional or unmatured liabilities of the Partnership;

(10) as provided in Section 7.2 of this Agreement, to make determinations regarding adjustments to the computation of Net Profit or Net Loss and allocations among the Partners under Article V of this Agreement;

(11) to manage or oversee the general administrative and operational aspects of the Partnership; and

(12) as directed by the Directors (following unanimous approval of the Directors), to create one or more subsidiaries for purposes of conducting all or a portion of the Partnership’s business, provided that any such subsidiary shall not take any action that the Partnership would be prohibited by this Agreement from taking directly.

3.3 Actions by Directors.

(a) Unless provided otherwise in this Agreement, the Directors will act only: (1) by the affirmative vote of a majority (or other requisite threshold) of the Directors (which majority will include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors is present either in person or, to the extent consistent with the provisions of the 1940 Act, by conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other; or (2) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.

(b) The Directors may designate from time to time a Director or an officer of the Partnership or the General Partner who will preside at all meetings. Meetings of the Directors may be called by the General Partner, the Chairman of the Board of Directors, or any two Directors, and may be held on any date and at any time and place determined by the Directors. Each Director will be entitled to receive written notice of the date, time and place of a meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who attends a meeting without objecting to the lack of notice or who executes a written waiver of notice with respect to the meeting. A majority of the Directors then in office will constitute a quorum at any meeting of Directors.

(c) The Directors may appoint from time to time agents and employees of the Partnership who will have the same powers and duties on behalf of the Partnership as are customarily vested in officers of a corporation incorporated under Delaware law, or such other powers and duties as may be designated by the Directors, in their sole discretion, and designate them as officers or agents of the Partnership by resolution of the Directors specifying their titles or functions.

3.4 Meetings of Partners.

(a) Actions requiring the vote of the Partners may be taken at any duly constituted meeting of the Partners at which a quorum is present or, except as otherwise required by the 1940 Act, by means of a written consent. Meetings of the Partners may be called by the General Partner, by the affirmative vote of a majority of the Directors then in office, or by Limited Partners holding at least twenty percent (20%) of the total number of votes eligible to be cast by all Limited Partners, and may be held at any time, date and place determined by the General Partner in the case of meetings called by the General Partner, at such time, date and place requested by the Partners in the case of meetings called by the Partners and at any time, date and place determined by the Directors in the case of meetings called by the Directors. In each case, the General Partner will provide notice of the meeting, stating the date, time and place of the meeting and the record date for the meeting, to each Partner entitled to vote at the meeting within a reasonable time prior to the meeting. Failure to receive notice of a meeting on the part of any Partner will not affect the validity of any act or proceeding of the meeting, so long as a quorum is present at the meeting. Except as otherwise required by applicable law, only matters set out in the notice of a meeting may be voted on by the Partners at the meeting. The presence in person or by proxy of Partners holding a majority of the total number of votes eligible to be cast by all Partners as of the record date will constitute a quorum at any meeting of Partners. In the absence of a quorum, a meeting may be adjourned to the time or times as determined by the General Partner and communicated to the Directors in the manner described above in this Section 3.4(a). Except as otherwise required by any provision of this Agreement or of the 1940 Act, (1) those candidates receiving a plurality of the votes cast at any meeting of Partners called pursuant to Section 2.10(b) or (c) of this Agreement will be elected as Directors; and (2) all other actions of the Partners taken at a meeting will require the affirmative vote of Partners holding a majority of the total number of votes eligible to be cast by those Partners who are present in person or by proxy at the meeting.

(b) Each Partner will be entitled to cast at any meeting of Partners or pursuant to a written consent a number of votes equivalent to the Partner’s Investment Percentage as of the record date for the meeting or the date of the written consent. The General Partner will establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Partners or mailing (including by electronic transmission) to the Partners of any written consent, to determine eligibility to vote at the meeting and the number of votes that each Partner will be entitled to cast at the meeting, and will maintain for each record date a list setting out the name of each Partner and the number of votes that each Partner will be entitled to cast at the meeting.

(c) A Partner may vote all or any portion of its Interest (and may vote part of its Interest in favor and part of its Interest against any proposal) at any meeting of Partners by a properly executed proxy transmitted to the Partnership at any time at or before the time of the meeting by telegram, telecopier or other means of electronic communication or other readable reproduction as contemplated by the provisions relating to proxies applicable to corporations incorporated under the laws of Delaware now or in the future in effect. A proxy may be suspended or revoked, as the case may be, by the Partner executing the proxy by a later writing delivered to the Partnership at any time prior to exercise of the proxy or if the Partner executing the proxy is present at the meeting and votes in person. Any action of the Partners that is permitted to be taken at a meeting of the Partners may be taken without a meeting (a) if permitted under the 1940 Act and (b) if consents in writing, setting out the action to be taken, are signed by Partners holding a majority of the total number of votes eligible to be cast or any greater percentage as may be required under this Agreement or under the 1940 Act to approve the action.

3.5 Advice and Management.

(a) The Directors will, among their powers, have the authority to cause the Partnership to engage the Adviser to provide Advice and Management to the Partnership under their direction, subject to any approval of such engagement by the Partners that may be required under the 1940 Act. As directed by the Directors, the Partnership and the General Partner, on behalf of the Partnership, among its powers described in Section 3.2 of this Agreement, will have the authority to execute, deliver and monitor the performance of any contract or agreement to provide Advice and Management to the Partnership (each, an “Investment Advisory Agreement”). Any such Investment Advisory Agreement will require that the Adviser acknowledge its obligations under this Agreement. Any increase in the amount of the Management Fee to be paid by the Partnership, whether such increase is proposed in the Investment Advisory Agreement or otherwise, shall require the greater of (i) approval by Partners as required under the 1940 Act; and (ii) Minimum Limited Partner Approval.

(b) So long as the Adviser has been and continues to be authorized to provide Advice and Management pursuant to an Investment Advisory Agreement, it will have, subject to this Agreement and to any policies and restrictions adopted from time to time by the Directors and communicated in writing to the Adviser (in each case, as more fully described in such Investment Advisory Agreement), full discretion and authority on behalf of and in the name of the Partnership (1) to manage the assets and liabilities of the Partnership, and (2) to invest directly the assets of the Partnership in Temporary Investments to ensure the availability of cash as required by the Partnership in the ordinary course of its business. In no case may the Adviser make a new investment in an Investment Fund, except that the Adviser may, on behalf of the Partnership, fund capital calls of Investment Funds consistent with Section 2.5 hereof. In furtherance of, and subject to the provisions of this Section 3.5(b), the Adviser, except as otherwise provided in the applicable Investment Advisory Agreement (and at all times subject to the provisions of the 1940 Act), will have full discretion and authority on behalf of and in the name of the Partnership:

(1) to purchase, sell, exchange, trade and otherwise deal in and with Securities and other property of the Partnership, provided that (a) any sale of an interest in a Hedge Fund earlier than five (5) years after the date of the Partnership Division and (b) any sale of an interest in a Private Equity Fund other than pursuant to Section 6.2, shall require the prior unanimous approval of the Board of Directors;

(2) to do any and all acts and exercise all rights with respect to the Partnership’s interest as an investor in any Person, including, without limitation, the voting of limited partnership interests or shares of Investment Funds;

(3) to negotiate the terms of and enter into agreements, consistent with Section 2.5(a), with Investment Managers and Investment Funds that provide for, among other things, the payment of management fees, reimbursement of expenses and allocations of profits to Investment Managers and the indemnification by the Partnership of Investment Managers and Investment Funds to the same or different extent as provided for with respect to the Adviser, and to amend, modify, terminate or grant waivers in respect of those agreements;

(4) to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of Securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Partnership on those terms that the Adviser considers appropriate, and to grant limited discretionary authorization to brokers, dealers or other financial intermediaries with respect to price, time and other terms of investment and trading transactions;

(5) to borrow from banks or other financial institutions and to pledge the assets of the Partnership as collateral for those borrowings, to exercise or refrain from exercising all rights regarding the Partnership’s investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the Partnership with respect to the payment of Partnership expenses, including those relating to the organization and registration of the Partnership, provided that the Partnership may only borrow to fund capital calls of Investment Funds and for cash management purposes and, subject to regulatory requirements, the Partnership shall not create or incur indebtedness (or guarantee indebtedness for borrowed money) that would cause the aggregate indebtedness of the Partnership for borrowed money plus potential liability of the Partnership with respect to guarantees of indebtedness for borrowed money to exceed 5% of the Net Assets;

(6) subject to Section 3.5(b)(7) of this Agreement, to engage the services of Persons, including Affiliates of the Adviser, to assist the Adviser in providing, or to provide under the Adviser’s control and supervision, Advice and Management to the Partnership at the expense of the Adviser and to amend, modify or terminate or grant waivers in respect of these services; and

(7) subject to applicable law and the terms of this Agreement, to take all such other actions that the Adviser considers necessary or advisable in furtherance of its duties and powers under the applicable Investment Advisory Agreement.

(c) The Adviser, to the extent of its powers set out in this Agreement or otherwise vested in it by action of the Directors not inconsistent with this Agreement, is an agent of the Partnership, and the actions of the Adviser taken or refrained from being taken in accordance with such powers will bind the Partnership.

3.6 Custody of Assets of the Partnership.

(a) Notwithstanding anything to the contrary in this Agreement, the General Partner will not have any authority to hold or have possession or custody of any funds, Securities or other property of the Partnership. The physical possession of all funds, Securities or other property of the Partnership will at all times be held, controlled and administered by one or more custodians retained by the Partnership. The General Partner will have no responsibility, other than that associated with the oversight and supervision of custodians retained by the Partnership, with respect to the collection of income or the physical acquisition or safekeeping of the funds, Securities or other property of the Partnership, all duties of collection, physical acquisition or safekeeping being the sole obligation of such custodians.

(b) With respect to any Investment Fund securities held by the Partnership as of the date on which the Partnership becomes registered with the U.S. Securities and Exchange Commission as an investment company under the 1940 Act, and during any period of time in which the Partnership remains so registered, such securities shall be under the control of one or more of the Partnership’s custodian(s), as may be engaged from time to time, pursuant to Section 17(f) of the 1940 Act and the rules thereunder, and no person shall be authorized or permitted to have access to such securities except in accordance with Section 17(f) of the 1940 Act and the rules thereunder, and consistent with the terms of the Partnership’s agreement with the relevant Partnership custodian.

3.7 Brokerage. In the course of selecting brokers, dealers and other financial intermediaries for the execution, clearance and settlement of transactions for the Partnership under Sections 3.5(b)(4) and (5) of this Agreement, the Adviser may, subject to policies adopted by the Partnership and to the provisions of applicable law, agree to commissions, fees and other charges on behalf of the Partnership as the Adviser deems reasonable in the circumstances, taking into account all such factors as it deems relevant, including the reliability of the broker, financial responsibility of the broker, strength of the broker, ability of the broker to efficiently execute transactions, the broker’s facilities, and the broker’s provision or payment of the costs of research and other services that are of benefit to the Partnership even if the cost of these services does not represent the lowest cost available. The Adviser will be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the U.S. Federal securities laws.

3.8 Other Activities.

(a) None of the General Partner, the Adviser and their principals, Partners, directors, officers, members, employees and beneficial owners nor the Directors will be required to devote full time to the affairs of the Partnership, but each will devote such time as each may reasonably be required to perform its obligations under this Agreement and under the 1940 Act.

(b) The Adviser, the Directors, any Partner, and any Affiliate of any Partner may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Partner will have any rights in or to such activities of any other Partner, the Adviser, the Directors or any Affiliate of any Partner or any profits derived from these activities.

(c) The General Partner, the Adviser and their principals, partners, directors, officers, members, employees and beneficial owners and the Directors, from time to time may acquire, possess, manage, hypothecate and dispose of Securities or other investment assets, and engage in any other investment transaction for any account over which they exercise discretionary authority, including their own accounts, the accounts of their families, the account of any entity in which they have a beneficial interest or the accounts of others for whom or which they may provide investment advisory or other services.

(d) To the extent that at law or in equity the Directors, the Adviser or the General Partner has duties (including fiduciary duties) and liabilities relating to those duties to the Partnership or to any other Partner or other Person bound by this Agreement, any such Person acting under this Agreement will not be liable to the Partnership or to any other Partner or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the General Partner, the Adviser or the Directors otherwise existing at law or in equity, are agreed by the Partners to replace the other duties and liabilities of the General Partner, the Adviser or the Directors.

3.9 Duty of Care.

(a) The Directors, the Adviser and the General Partner, including any officer, director, Partner, member, principal, employee or agent of any of them, will not be liable to the Partnership or to any of its Partners for any loss or damage occasioned by any act or omission in the performance of the Person’s services under this Agreement, in the absence of a final judicial or arbitral decision on the merits from which no further right to appeal may be taken that the loss is due to: (i) an act or omission of the Person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the Person’s duties under this Agreement or (ii) a material breach of this Agreement.

(b) No Director who has been designated an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto, and any rules issued thereunder by the Commission) in the Partnership’s registration statement or other reports required to be filed with the Commission shall be subject to any greater duty of care in discharging such Director’s duties and responsibilities by virtue of such designation than is any Director who has not been so designated.

(c) Limited Partners not in breach of any obligation under this Agreement or under any agreement pursuant to which the Limited Partner subscribed for Interests will be liable to the Partnership, any Partner or third parties only as required by this Agreement or applicable law.

3.10 Indemnification.

(a) To the fullest extent permitted by law, the Partnership will, subject to Section 3.10(c) of this Agreement, indemnify each General Partner and Adviser (including for this purpose each officer, director, member, Partner, principal, employee or agent of, or any Person who controls, is controlled by or is under common control with, a General Partner or Adviser or Partner of a General Partner or Adviser, and their executors, heirs, assigns, successors or other legal representatives) and each Director (and his employer, executors, heirs, assigns, successors or other legal representatives) (each such Person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been a General Partner, Adviser or Director of the Partnership, or the past or present performance of services to the Partnership by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial or arbitral decision on the merits from which no further right to appeal may be taken in any such action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of: (i) willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) material breach of this Agreement by such indemnitee. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 3.10 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section 3.10. Notwithstanding the foregoing, claims, actions, suits and proceedings relating to or arising out of the internal affairs of the General Partner or the Adviser (including any claim solely involving the owners, directors or employees of such Persons) shall not be covered by the indemnification provisions of this Section 3.10.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Partnership in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Partnership amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 3.10(a) of this Agreement, so long as (1) the indemnitee provides security for the undertaking, (2) the Partnership is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (3) a majority of the Independent Directors (excluding any Director who is either seeking advancement of expenses under this Agreement or is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines, based on a review of readily available facts (as opposed to a full trial-type inquiry), that reason exists to believe that the indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification will be provided in accordance with Section 3.10(a) of this Agreement if (1) approved as in the best interests of the Partnership by a majority of the Independent Directors (excluding any Director who is either seeking indemnification under this Agreement or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Partnership and that the indemnitee is not liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, or (2) the Directors secure a written opinion of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that providing indemnification hereunder to such indemnitee would not result in protecting the indemnitee against any liability to the Partnership or its Partners to which the indemnitee would otherwise be subject by reason of the indemnitee’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 3.10 will not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial or arbitral decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.10, it will be a defense that the indemnitee has not met the applicable standard of conduct described in this Section 3.10. In any suit in the name of the Partnership to recover any indemnification or advancement of expenses made in accordance with this Section 3.10, the Partnership will be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 3.10, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.10 will be on the Partnership (or any Partner acting derivatively or otherwise on behalf of the Partnership or its Partners).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.10 or to which he, she or it may otherwise be entitled except out of the assets of the Partnership, and no Partner will be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 3.10 will not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.10 will affect the power of the Partnership to purchase and maintain liability insurance on behalf of any General Partner, any Director, the Adviser or other Person.

(g) The Partnership may, with the unanimous consent of the Directors, enter into agreements indemnifying Persons providing services to the Partnership to the same, lesser or greater extent as set out in this Section 3.10.

3.11 Fees, Expenses and Reimbursement.

(a) The Partnership will compensate each Independent Director for his or her services rendered in connection with the Partnership as may be agreed to by the Directors and the General Partner. In addition, the Partnership will reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties with respect to the Partnership.

(b) The Partnership will bear all expenses incurred in connection with its business other than those specifically required to be borne by the Adviser under this Agreement or an Investment Advisory Agreement. The Partnership shall not enter into an Investment Advisory Agreement with any Adviser unless such Adviser, pursuant to such Investment Advisory Agreement or otherwise, agrees to waive and/or reimburse the Partnership for its Management Fee and, to the extent necessary, reimburse the Master Fund for expenses incurred, solely to the extent necessary to limit the total expenses of the Partnership in each Fiscal Year to an amount equal to 1.25% of the Partnership’s Net Assets, excluding fees and expenses directly charged by underlying investment funds and underlying investment fund managers, borrowing and other trading and execution costs and fees, taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Partnership’s business (“Excluded Expenses”). Such 1.25% limitation shall be applied on an annualized basis, such that total expenses incurred by the Partnership through the end of any fiscal quarter are limited to the pro-rated portion of 1.25% based on the relevant quarter end (e.g., as of September 30, the limitation would be 3/4 of 1.25%). To the extent that the Adviser has waived and/or reimbursed the Partnership for its Management Fee or otherwise reimbursed the Partnership pursuant to the foregoing, and such expenses as of the end of any subsequent quarter within the same Fiscal Year are below the foregoing limitation, the Adviser shall be permitted to recover Management Fees it has waived or expenses it has borne hereunder during such Fiscal Year so long as such recoupment does not result in Partnership expenses exceeding such limitation as of the end of such quarter. The Adviser shall provide the Board of Directors with a summary of all

Excluded Expenses on a quarterly basis, except that such summary shall not be required to include fees and expenses directly charged by underlying investment funds and underlying investment fund managers. Expenses to be borne by the Partnership include, but are not limited to, the following:

(1) all investment-related expenses, including, but not limited to, Management Fees, fees paid and expenses reimbursed, directly or indirectly, to Investment Managers (including management fees, performance or incentive fees or allocations and redemption or withdrawal fees, however titled or structured), all costs and expenses directly related to portfolio transactions and positions for the Partnership’s account, such as direct and indirect expenses associated with the Partnership’s investments, including its investments in Investment Funds, and enforcing the Partnership’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable in connection with the Partnership’s temporary or cash management investments), brokerage commissions, and interest and commitment fees on loans and debt balances;

(2) all costs and expenses associated with the establishment of any subsidiaries formed for the purposes of conducting all or a portion of the Partnership’s business;

(3) any non-investment-related interest expense;

(4) attorneys’ fees and disbursements associated with reviewing subscription materials in connection with qualifying prospective holders of Transferred Interests;

(5) fees and disbursements of any accountants engaged by the Partnership, and expenses related to the annual audit of the Partnership and compliance with any applicable U.S. Federal or state laws;

(6) fees paid and out-of-pocket expenses reimbursed to the Partnership’s administrator;

(7) recordkeeping, custody and escrow fees and expenses;

(8) the costs of an errors and omissions/directors’ and officers’ liability insurance policy and a fidelity bond;

(9) the costs of preparing and mailing reports and other communications, including proxy, tender offer correspondence or similar materials, to Limited Partners;

(10) fees of Independent Directors and travel expenses of Directors relating to meetings of the Board of Directors and committees thereof;

(11) all costs and charges for equipment or services used in preparing or communicating information regarding the Partnership’s transactions or the valuation of its assets among the Adviser and any custodian, administrator or other agent engaged by the Partnership;

(12) any extraordinary expenses, including indemnification expenses as provided for in Section 3.10 of this Agreement; and

(13) any other expenses as may be approved from time to time by the Directors, other than those required to be borne by the Adviser or the General Partner.

(c) The Partnership’s organizational expenses and offering costs will be borne by the Predecessor Partnership.

(d) Each of the Adviser and the General Partner will be entitled to reimbursement from the Partnership for any of the above expenses that it pays on behalf of the Partnership, other than as provided in Section 3.11(c) above.

ARTICLE IV

TERMINATION OF STATUS OF GENERAL PARTNER;

REMOVAL OF GENERAL PARTNER; TRANSFERS

4.1 Termination of Status of General Partner. A General Partner will cease to be a General Partner of the Partnership if the General Partner (a) is dissolved or otherwise terminates its existence; (b) voluntarily withdraws as General Partner with Minimum Limited Partner Approval; (c) is removed pursuant to Section 4.2 of this Agreement; (d) Transfers its entire Interest as General Partner as permitted under Section 4.3 of this Agreement and the Person to which the Interest is Transferred is admitted as a substituted General Partner under Section 2.6(a) of this Agreement; or (e) otherwise ceases to be a General Partner under the Delaware Act.

4.2 Removal of General Partner. Any General Partner may be removed by a combination of (i) Minimum Limited Partner Approval, (ii) the unanimous vote of the Directors, and (iii) the appointment of a substituted General Partner who agrees to be bound by all of the terms of this Agreement.

4.3 Transfer of Interest of General Partner. A General Partner may not Transfer all or any portion of its Interest as the General Partner without the unanimous consent of the Board of Directors, and any such Transfer shall only be to a Person who has agreed to be bound by all of the terms of this Agreement. If a General Partner Transfers its entire Interest as General Partner, it will not cease to be a General Partner unless and until the transferee is admitted to the Partnership as a substituted General Partner pursuant to Section 2.6(a) of this Agreement.

4.4 Transfer of Interests of Limited Partners.

(a) Any Interest or portion of any Interest held by a Limited Partner may be Transferred only (1) by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Limited Partner; or (2) with the written consent of the General Partner at the direction of the Board of Directors, which consent may be withheld in the sole discretion of the Board of Directors. Notwithstanding the foregoing, a proposed Transfer pursuant to a Limited Partner’s sale of all or a portion of its Interest prior to the 12 month anniversary of the date on which the Partnership enters into the Purchase and Sale Agreement to facilitate the Partnership Division may only be made following unanimous approval by the Directors and, thereafter, following approval by a majority of the Directors. In considering a request for consent to a proposed Transfer, the Partnership may consult with legal counsel to the Partnership to determine whether or not the Transfer would cause the Partnership to be treated as a “publicly traded partnership” taxable as a corporation. In addition, the General Partner may require that the Person to whom or which an Interest or portion of an Interest is Transferred (or each of the Person’s equity owners if the Person is a “private investment company” as defined in Rule 205-3(d)(3) under the Advisers Act, an investment company registered under the 1940 Act, or a business development company as defined under the Advisers Act) is a Person whom or which the General Partner believes is an “accredited investor” as defined in Regulation D under the 1933 Act and meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or successor provision of any of those rules, or is otherwise exempt from the requirements of those rules. In the event that other investor eligibility requirements are established by the Partnership, the Person to whom or which an Interest or portion of an Interest is Transferred must satisfy these other requirements. Any permitted transferee will be entitled to the allocations and distributions allocable to the Interest or portion of an Interest so acquired and to Transfer the Interest or portion of an Interest in accordance with the terms of this Agreement, but will not be entitled to the other rights of a Limited Partner unless and until the transferee becomes a substituted Limited Partner. If a Limited Partner Transfers an Interest or portion of an Interest with the approval of the General Partner, the General Partner will promptly take all necessary actions so that each transferee or successor to whom or to which the Interest or portion of an Interest is Transferred is admitted to the Partnership as a Limited Partner. The admission of any transferee as a substituted Limited Partner will be effective upon the execution and delivery by, or on behalf of, the substituted Limited Partner of this Agreement or an instrument that constitutes the execution and delivery of this Agreement. Each Limited Partner and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Partnership in connection with any Transfer. In connection with any request to Transfer an Interest or portion of an Interest, the Partnership may require the Limited Partner requesting the Transfer to obtain, at the Limited Partner’s expense, an opinion of counsel selected by the General Partner as to such matters as the General Partner may reasonably request. If a Limited Partner Transfers its entire Interest as a Limited Partner, it will not cease to be a Limited Partner unless and until the transferee is admitted to the Partnership as a substituted Limited Partner in accordance with this Section 4.4(a).

(b) Each Limited Partner will indemnify and hold harmless the Partnership, the General Partner, the Adviser, the Directors, each other Limited Partner and any Affiliate of the Partnership, the General Partner, the Adviser, the Director and each of the other Limited Partners against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which these Persons may become subject by reason of or arising from (1) any Transfer made by the Limited Partner in violation of this Section 4.4 and (2) any misrepresentation by the Transferring Limited Partner or substituted Limited Partner in connection with the Transfer. A Limited Partner Transferring an Interest may be charged reasonable expenses, including attorneys’ and accountants’ fees, incurred by the Partnership in connection with the Transfer.

(c) Notwithstanding any other provision of this Agreement, the General Partner shall not consent to any Transfer by any Partner in any manner whatsoever of all or any part of such Partner’s interest in the Partnership (and the parties agree that the withholding of the General Partner’s consent will be conclusively deemed reasonable) if such Transfer would cause the Partnership to be classified other than as a partnership for U.S. federal income tax purposes. Any proposed Transfer by a Limited Partner shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions, as applicable: (1) in the case of a proposed Transfer pursuant to a Limited Partner’s sale of all or a portion of its Interest, the transferor and the transferee shall each provide a certificate to the effect that (x) the proposed Transfer will not be effected on or through (A) a United States national, regional or local securities exchange, (B) a non-U.S. securities exchange or (C) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers (including, without limitation, the automated screen-based quotation and trade execution system operated by The Nasdaq Stock Market LLC or any successor thereto), and (y) it is not, and its proposed Transfer will not be made by, through or on behalf of, (A) a Person, such as a broker or a dealer, making a market in interests in the Partnership or (B) a Person who makes available to the public bid or offer quotes with respect to Interests in the Partnership, and (2) in the case of all proposed Transfers, (x) the Transfer will not be made on a “secondary market or the substantial equivalent thereof” within the meaning of Section 1.7704-1 of the Treasury Regulations, because (A) the Transfer is within one or more of the safe harbors under Section 1.7704-1(e), (f), (g), (h), or (j) of the Treasury Regulations (other than Section 1.7704-1(e)(1)(x) thereof) or (B) the Board of Directors determines that the facts and circumstances indicate that the Transfer will not be made on such a secondary market or the substantial equivalent thereof, (y) such Transfer will not be made on an “established securities market” within the meaning of Section 1.7704-1 of the Treasury Regulations, and (z) such Transfer would not result in the Partnership being treated as a corporation for U.S. federal income tax purposes. The General Partner may not waive any of the conditions set forth in clause (2) of the preceding sentence. No attempted or purported transfer or substitution shall be effective or recognized by the Partnership unless effected in accordance with and permitted by this Agreement.

ARTICLE V

CAPITAL

5.1 Contributions to Capital.

(a) The initial Capital Contribution of each Partner will be that portion of the assets contributed to the Partnership in the Partnership Division corresponding to such Partner’s interest in the Predecessor Partnership immediately prior to the Partnership Division.

(b) A General Partner may be required to make additional Capital Contributions from time to time to the extent necessary to maintain the balance of its Capital Account at an amount, if any, necessary to ensure that the Partnership will be treated as a Partnership for U.S. Federal income tax purposes. Except as provided in this Section 5.1 or in the Delaware Act, no General Partner will be required or obligated to make any additional contributions to the capital of the Partnership.

(c) Subject to the provisions of the 1940 Act, other than the initial Capital Contribution, Capital Contributions by any Partner will be payable in cash in readily available funds at the date of the proposed acceptance of the contribution.

(d) An Adviser may own Interests in the Partnership and, in so doing, will become a Limited Partner with respect to such Interests.

5.2 Rights of Partners to Capital. No Partner will be entitled to interest on the Partner’s Capital Contribution, nor will any Partner be entitled to the return of any capital of the Partnership except (a) in accordance with the provisions of Section 5.6(b) or Section 5.7 of this Agreement or (b) upon the liquidation of the Partnership’s assets in accordance with Section 6.2 of this Agreement. Except as specified in the Delaware Act, or with respect to distributions or similar disbursements made in error, no Partner will be liable for the return of any such amounts. To the fullest extent permitted by applicable law, no Partner will have the right to require partition of the Partnership’s property or to compel any sale or appraisal of the Partnership’s assets.

5.3 Capital Accounts.

(a) The Partnership will maintain a separate Capital Account for each Partner.

(b) Each Partner’s Capital Account will have an initial balance equal to the amount of cash and the value of any Securities (determined in accordance with Section 7.3 of this Agreement) constituting the Partner’s initial Capital Contribution.

(c) Each Partner’s Capital Account will be increased by the sum of (1) the amount of cash constituting additional Capital Contributions by the Partner permitted under Section 5.1 of this Agreement, plus (2) any amount credited to the Partner’s Capital Account under Sections 5.4 through 5.7 of this Agreement.

(d) Each Partner’s Capital Account will be reduced by the sum of (1) the amount of any distributions to the Partner under Section 5.9 or 6.2 of this Agreement that are not reinvested, plus (2) any amounts debited against the Partner’s Capital Account under Sections 5.4 through 5.7 of this Agreement.

(e) In the event all or a portion of the Interest of a Partner is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent of the Transferred Interest or portion of an Interest.

(f) Subject to Section 5.6(b) and Section 5.7 of this Agreement, no Partner will be required to pay to the Partnership or any other Partner any deficit in such Partner’s Capital Account upon dissolution of the Partnership or otherwise.

5.4 Allocation of Net Profit and Loss. As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period will be allocated among and credited to or debited against the Capital Accounts of the Partners in accordance with their respective Investment Percentages for the Fiscal Period.

5.5 Allocation of Certain Withholding Taxes and Other Expenditures.

(a) If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership or the General Partner, will cause the amount of the obligation to be debited against the Capital Account of the Partner when the Partnership pays the obligation, and any amounts then or in the future distributable to the Partner will be reduced by the amount of the taxes. If the amount of the taxes is greater than any distributable amounts, then the Partner and any successor to the Partner’s Interest or portion of an Interest will pay to the Partnership as a Capital Contribution, upon demand by the General Partner, the amount of the excess. Neither the General Partner nor the Directors will be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for the reduction or exemption, except that, in the event that the General Partner determines that a Partner is eligible for a refund of any withholding tax, the General Partner may, at the request and expense of the Partner, assist the Partner in applying for such refund. For purposes of this Agreement, any taxes so withheld by the Partnership with respect to any amount distributed by the Partnership to any Partner will be deemed to be a distribution or payment to the Partner. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner will furnish the Partnership with any information and forms that the Partner may be required to complete if necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any information and forms furnished by the Partner will be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all losses, claims, damages, liabilities costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to the withholding taxes (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses).

(b) Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more of the Partners that are classified as corporations for U.S. federal income tax purposes, but not to all Partners, shall be charged to only those Partners on whose behalf the payments are made or whose particular circumstances gave rise to such payments. The charges will be debited from the Capital Accounts of the Partners as of the close of the Fiscal Period during which the items were paid or accrued by the Partnership.

5.6 Reserves. The General Partner may, with the consent of the Board of Directors, cause appropriate reserves to be created, accrued and charged by the Partnership against Net Assets and proportionately against the Capital Accounts of the Partners for contingent liabilities, if any, as of the date any contingent liability becomes known to the General Partner, the reserves to be in the amounts that the General Partner reasonably determines to be necessary or appropriate. The General Partner may increase or reduce any reserves from time to time by amounts as it reasonably determines necessary or appropriate.

5.7 Allocation to Avoid Capital Account Deficits. To the extent that any debits under Sections 5.4 through 5.6 of this Agreement would reduce the balance of the Capital Account of any Limited Partner below zero, that portion of any such debits will be allocated instead to the Capital Account of the General Partner. Any credits in any subsequent Fiscal Period that otherwise would be allocable under Sections 5.4 through 5.6 of this Agreement to the Capital Account of any Limited Partner previously affected by the application of this Section 5.7 will instead be allocated to the Capital Account of the General Partner in amounts necessary to offset all previous debits attributable to the Limited Partner, made in accordance with this Section 5.7, that have not been recovered.

5.8 Tax Allocations. For each taxable year of the Partnership, items of income, deduction, gain, loss or credit will be allocated for income tax purposes among the Partners in a manner so as to reflect equitably amounts credited or debited to each Partner’s Capital Account for the current and prior taxable years (or relevant portions of those years). Allocations under this

Section 5.8 will be made in accordance with the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations promulgated under these Sections, or the successor provisions to such Sections and Regulations. Notwithstanding anything to the contrary in this Agreement, the Partnership will allocate to the Partners those gains or income necessary to satisfy the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d). If the Partnership realizes net capital gains for U.S. Federal income tax purposes for any taxable year during or as of the end of which one or more Positive Basis Partners (as defined in this Section 5.8) withdraw from the Partnership under Article IV or VI of this Agreement, the General Partner may elect to allocate net gains as follows: (a) to allocate net gains among Positive Basis Partners, in proportion to the Positive Basis (as defined in this Section 5.8) of each Positive Basis Partner, until either the full amount of the net gains has been so allocated or the Positive Basis of each Positive Basis Partner has been eliminated, and (b) to allocate any net gains not so allocated to Positive Basis Partners to the other Partners in a manner that reflects equitably the amounts credited to the Partners’ Capital Accounts. If the Partnership realizes capital losses for U.S. federal income tax purposes for any fiscal year during or as of the end of which one or more Negative Basis Partners (as defined in this Section 5.8) withdraw from the Partnership under Article IV or VI of this Agreement, the General Partner may elect to allocate net losses as follows: (i) to allocate net losses among Negative Basis Partners, in proportion to the Negative Basis (as defined in this Section 5.8) of each Negative Basis Partner, until either the full amount of net losses will have been so allocated or the Negative Basis of each Negative Basis Partner has been eliminated, and (ii) to allocate any net losses not so allocated to Negative Basis Partners, to the other Partners in a manner that reflects equitably the amounts credited to the Partners’ Capital Accounts. As used in this Section 5.8, the term “Positive Basis” means, with respect to any Partner and as of any time of calculation, the amount by which the total of the Partners’ Capital Accounts as of that time exceeds the Partner’s “adjusted tax basis,” for U.S. Federal income tax purposes, in the Partner’s Interest in the Partnership as of that time (determined without regard to any adjustments made to the “adjusted tax basis” by reason of any Transfer or assignment of the Interest, including by reason of death). As used in this Section 5.8, the term “Positive Basis Partner” means any Partner who or that withdraws from the Partnership and who or that has a Positive Basis as of the effective date of the Partner’s withdrawal. As used in this Section 5.8, the term “Negative Basis” means, with respect to any Partner and as of any time of calculation, the amount by which the Partner’s “adjusted tax basis,” for U.S. federal income tax purposes, in the Partner’s Interest in the Partnership as of that time (determined without regard to any adjustments made to the “adjusted tax basis” by reason of any Transfer or assignment of the Interest, including by reason of death, and without regard to such Partner’s share of the liabilities of the Partnership under section 752 of the Code) exceeds the Partner’s Capital Account as of such time. As used in this Section 5.8, the term “Negative Basis Partner” means any Partner who or that withdraws from the Partnership and who or that has a Negative Basis as of the effective date of the Partner’s withdrawal.

5.9 Distributions.

(a) The General Partner may cause the Partnership to make distributions in cash at any time to all of the Partners on a proportionate basis in accordance with the Partners’ Investment Percentages. The General Partner shall cause the Partnership to make distributions in cash at the end of any quarter of the Fiscal Year from the Partnership’s Distributable Cash, if the total Distributable Cash as of such date equals or exceeds $10 million. In the event that on the

45th day after the last day of any quarter Distributable Cash equals or exceeds $25 million, the General Partner shall distribute such Distributable Cash as soon as practicable, but in any event before the end of the then quarter. All such distributions shall be made to all of the Partners on a proportionate basis in accordance with the Partners’ Investment Percentages.

(b) As provided in Section 5.5, the General Partner may withhold taxes from any distribution to any Partner to the extent required by the Code or any other applicable law.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Partnership and the General Partner on behalf of the Partnership will not repurchase any Interest or portion of an Interest or make a distribution to any Partner on account of the Partner’s Interest or portion of an Interest, if such repurchase or distribution would violate the Delaware Act or other applicable law.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1 Dissolution.

(a) The Partnership will be dissolved if at any time it has no Limited Partners or upon the occurrence of any of the following events:

(1) the ten-year anniversary of the date of the Partnership Division;

(2) at such time as the Net Assets of the Partnership are less than two percent (2%) of Net Assets of the Partnership immediately following the Partnership Division;

(3) upon a General Partner’s ceasing to be a General Partner in accordance with Section 4.1 of this Agreement (other than in conjunction with a Transfer of the Interest of a General Partner in accordance with Section 4.3 of this Agreement to a Person who or that is admitted as a substituted General Partner under Section 2.6(a) of this Agreement), unless (i) the Partnership has at least one other General Partner who or that is authorized to and does carry on the business of the Partnership, or (ii) both the Directors and Partners holding not less than the Minimum Limited Partner Approval percentage elect within 120 days after the event to continue the business of the Partnership and a Person to be admitted to the Partnership, effective as of the date of the event, as an additional General Partner who has agreed to make the contributions to the capital of the Partnership required to be made under Section 5.1(c) of this Agreement;

(4) upon the failure of Partners to approve successor Directors at a meeting called by the General Partner in accordance with Section 2.10(c) of this Agreement when no Director remains to continue the business of the Partnership; or

(5) as otherwise required by operation of law.

Dissolution of the Partnership will be effective on the later of the day on which the event giving rise to the dissolution occurs or, to the extent permitted by the Delaware Act, the conclusion of any applicable 120-day period during which the Directors and Partners elect to continue the business of the Partnership as provided in Section 6.1(a)(3), but the Partnership will not terminate until the assets of the Partnership have been liquidated in accordance with Section 6.2 of this Agreement and the Certificate has been canceled.

(b) Except as otherwise required in Section 6.1(a) of this Agreement or in the Delaware Act, the death, adjudicated incompetence, dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of, or other change in the ownership or nature of a Partner, the admission to the Partnership of a new Partner, the withdrawal of a Partner from the Partnership, or the Transfer by a Partner of the Partner’s Interest or a portion of the Interest to a third party will not cause the Partnership to dissolve.

6.2 Liquidation of Assets.

(a) Upon the dissolution of the Partnership as provided in Section 6.1 of this Agreement, the General Partner will promptly liquidate the business and administrative affairs of the Partnership, unless the Board of Directors shall have, in its sole discretion, unanimously appointed a liquidator, whose fees and expenses will be paid by the Partnership, to promptly liquidate the business and administrative affairs of the Partnership. Net Profit and Net Loss during the period of liquidation will be allocated in accordance with Article V of this Agreement. Subject to the Delaware Act, the proceeds from liquidation (after establishment of appropriate reserves for all claims and obligations, including all contingent, conditional or unmatured claims and obligations, as well as amounts expected to be needed to satisfy capital calls with respect to the Partnership’s private equity investments, in an amount that the General Partner or liquidator deems appropriate in its sole discretion as applicable) will be distributed in the following manner:

(1) the debts of the Partnership, other than debts, liabilities or obligations to Limited Partners, and the expenses of liquidation (including legal and accounting fees and expenses incurred in connection with the liquidation), up to and including the date on which distribution of the Partnership’s assets to the Partners has been completed, will first be paid on a proportionate basis;

(2) any debts, liabilities or obligations owing to the Limited Partners will be paid next in their order of seniority and on a proportionate basis; and

(3) the Partners are paid next on a proportionate basis the positive balances of their Capital Accounts after giving effect to all allocations to be made to the Partners’ Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

(b) No Management Fee shall be paid to the Adviser during the liquidation period.

(c) Notwithstanding the provisions of this Section 6.2, upon dissolution of the Partnership, subject to the Delaware Act, the 1940 Act and the priorities set out in Section 6.2(a) of this Agreement, the General Partner or liquidator may, with unanimous approval of the Directors, distribute ratably in kind any assets of the Partnership. If any in-kind distribution is to be made under this Section 6.2(b), (1) the assets distributed in kind will be valued in accordance with Section 7.3 of this Agreement as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) of this Agreement, and (2) any profit or loss attributable to property distributed in kind will be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of the distribution.

ARTICLE VII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

7.1 Accounting and Reports.

(a) The Partnership will adopt for tax accounting purposes generally accepted accounting principles as applied in the United States. The Partnership’s accounts will be maintained in U.S. currency.

(b) After the end of each taxable year of the Partnership, the Partnership will furnish to Partners information regarding the operation of the Partnership and the Partners’ Interests as is necessary for Partners to complete U.S. Federal and state income tax or information returns and any other tax information required by U.S. Federal or state law.

(c) Except as otherwise required by the 1940 Act, or as may otherwise be permissible under other applicable law, within 60 days after the close of the period for which a report required under this Section 7.1 is being made, the Partnership will furnish to each Limited Partner a semiannual report and an annual report containing the information required by the 1940 Act, as well as quarterly reports containing similar information. The Partnership will cause financial statements contained in each annual report furnished under this Section 7.1 to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Partnership may furnish to each Partner any other periodic reports the General Partner deems necessary or appropriate in its discretion.

(d) The General Partner will notify the Directors of any change in the holders of interests of the General Partner within a reasonable time after the change.

7.2 Determinations by General Partner. All matters concerning the determination and allocation among the Partners of the amounts to be determined and allocated pursuant to Article V of this Agreement, including any taxes on those amounts and accounting procedures applicable with respect to those amounts, will be determined in good faith by the General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law.

7.3 Valuation of Assets.

(a) Except as may be required by the 1940 Act, the Directors will value or cause to have valued any Securities or other assets and liabilities of the Partnership as of the close of business on the last day of each Fiscal Period and at such other times as the Directors may determine, in their discretion, in accordance with valuation procedures as established from time to time by the Directors. Assets of the Partnership invested in an Investment Fund will be valued at fair value, which ordinarily will be the reported value determined by the Investment Fund’s Investment Manager in accordance with the policies established by the Investment Manager. In determining the value of the assets of the Partnership, no value will be placed on the goodwill or name of the Partnership, or the office records, files, statistical data or any similar intangible assets of the Partnership not normally reflected in the Partnership’s accounting records. Any items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to the valuation date will, however, be taken into account in determining the value of the Partnership’s assets.

(b) Subject to the provisions of the 1940 Act, the value of Securities and other assets of the Partnership and the net asset value of the Partnership as a whole determined pursuant to this Section 7.3 will be conclusive and binding on all of the Partners and all Persons claiming through or under them.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Amendment of Partnership Agreement.

(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the unanimous approval of the Directors, except that (i) any amendment also must be approved by a majority (as defined in the 1940 Act) of the outstanding voting securities of the Partnership if such vote is required by the 1940 Act and (ii) any amendment otherwise covered by Section 8.1(c) below must be approved in accordance with the vote required by such Section.

(b) Any amendment that would:

(1) establish an obligation for a Partner to make any Capital Contribution,

(2) reduce the Capital Account of a Partner other than in accordance with Article V of this Agreement, or

(3) modify the events causing the dissolution of the Partnership,

may be made only if the written consent of each Partner adversely affected by the proposed action is obtained prior to the effectiveness of the action. Notwithstanding the preceding sentence or the provisions of Subsection 8.1(c), any amendment that would alter the provisions of Section 8.1 relating to the material amendment of this Agreement or the provisions of Section 3.10 of this Agreement relating to indemnification may be made only with the unanimous consent of the Partners and, to the extent required by the 1940 Act, approval of a majority of the Directors (and, if so required, a majority of the Independent Directors).

(c) Subject to Section 8.1(b), any amendment that would change a Protected Provision may be made only with Minimum Limited Partner Approval and the unanimous approval of the Directors.

(d) Notwithstanding the provisions of Sections 8.1(a) and 8.1(b) of this Agreement, but subject to the provisions of Section 8.1(c), the General Partner, at any time without the consent of any other Partner, may:

(1) restate this Agreement, together with any amendments to this Agreement that have been duly adopted in accordance with the provisions of this Agreement to incorporate the amendments in a single, integrated document;

(2) amend this Agreement to change the name of the Partnership in accordance with Section 2.2 hereof;

(3) amend this Agreement to make any changes necessary or desirable, based on advice of legal counsel to the Partnership, to assure the Partnership’s continuing eligibility to be classified for U.S. Federal income tax purposes as a Partnership that is not treated as a corporation for tax purposes under the Code; subject, however, to the limitation that any material amendment to this Agreement under this Section 8.1(d)(3) will be valid only if approved by a majority of the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act); and

(4) amend this Agreement as necessary to state the actual percentage reflected by the Repurchase Participation Percentage.

(e) The General Partner will give prior written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by Section 8.1(d)(1) of this Agreement) to each Partner, which notice sets out (1) the text of the proposed amendment or (2) a summary of the amendment and a statement that the text of the amendment will be furnished to any Partner upon request.

8.2 Special Power Of Attorney.

(a) Each Partner irrevocably makes, constitutes and appoints the General Partner (and any successor thereto) and each of the Directors, acting severally, and any liquidator of the Partnership’s assets appointed pursuant to Section 6.2 of this Agreement with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, the Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1) any amendment to this Agreement duly adopted pursuant to Section 8.1;

(2) any amendment to the Certificate, including, without limitation, any such amendment required to reflect any amendments to this Agreement, and including, without limitation, an amendment to effectuate any change in the membership of the Partnership; and

(3) all other such instruments, documents and certificates that, in the view of legal counsel to the Partnership, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the General Partner determines that the Partnership should do business, or any political subdivision or agency of any such jurisdiction, or that legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Partnership as a limited partnership under the Delaware Act.

(b) Each Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without the Partner’s consent. Each Partner agrees that if an amendment to the Certificate or this Agreement or any action by or with respect to the Partnership is taken in the manner contemplated by this Agreement, notwithstanding any objection that the Partner may assert with respect to the action, the attorneys-in-fact appointed under this Agreement are authorized and empowered, with full power of substitution, to exercise the authority granted in this Section 8.2 in any manner that may be necessary or appropriate to permit the amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each Partner will rely on the effectiveness of this special power of attorney with a view to the orderly administration of the affairs of the Partnership.

(c) The power of attorney contemplated by this Section 8.2 is a special power of attorney and is coupled with an interest in favor of the General Partner and each of the Directors, acting severally, and any liquidator of the Partnership’s assets appointed under Section 6.2 of this Agreement, and as such the power of attorney:

(1) will be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any Person granting the power of attorney, regardless of whether the Partnership, the General Partner, the Directors or any liquidator has had notice of the death or incapacity; and

(2) will survive the delivery of a Transfer by a Partner of the whole or any portion of the Partner’s Interest, except that, when the transferee of an Interest or portion of an Interest has been approved by the General Partner for admission to the Partnership as a substituted Partner, the power of attorney given by the transferor will survive the delivery of the assignment for the sole purpose of enabling the General Partner, the Directors or any liquidator to execute, acknowledge and file any instrument necessary to effect the substitution.

8.3 Notices. Notices that may or are required to be provided under this Agreement will be made to a Partner by hand delivery, regular mail (registered or certified mail return receipt requested in the case of notice to the General Partner), commercial courier service, telecopier, or electronic mail (with a confirmation copy by registered or certified mail in the case of notices to the General Partner by telecopier or electronic mail), and will be addressed to the Partner at his, her or its address as set out in the books and records of the Partnership (or to any other address as may be designated by any Partner by notice addressed to the General Partner in the case of notice given to any Partner, and to each of the Partners in the case of notice given to the General Partner). Notices will be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telecopier or by electronic mail. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4 Agreement Binding upon Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Partners and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the Partners may not be Transferred or delegated except as provided in this Agreement, and any attempted Transfer or delegation of those rights and obligations that is not made in accordance with the terms of this Agreement will be void.

8.5 Choice of Law; Arbitration.

(a) Notwithstanding the location at which this Agreement is executed by any of the Partners, the Partners expressly agree that all the terms and provisions of this Agreement are governed by and will be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.

(b) To the extent such action is consistent with the provisions of the 1940 Act and other applicable law, any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, or any dispute, controversy, or claim arising out of, relating to, or in connection with the Partnership, including any claims of arbitrability, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules (the “Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Partners. The seat of the arbitration shall be New York, New York. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. The Partners submit to the non-exclusive jurisdiction of the State or Federal courts located in the Southern District of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by three arbitrators. The Partner or Partners, initiating the arbitration, who shall be treated for purposes of this section as a single party, shall appoint one arbitrator in their demand for arbitration. The Partner or Partners named as respondents in the Demand for Arbitration, who shall be treated for purposes of this section as a single party, shall appoint one arbitrator within 30 Business Days after notice of the filing of the Demand for Arbitration is sent by the AAA. The arbitrators appointed by the parties shall, within 30 Business Days of the second appointed arbitrator, select the third arbitrator, and who shall chair the Tribunal. If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator.

(d) The arbitration award shall be final and binding on the parties to the arbitration, and there shall be no appeal from the arbitrators’ decision except as provided by applicable law. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of this Agreement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The Partners submit to the non-exclusive jurisdiction of the State or Federal courts located in the Southern District of New York for purposes of enforcing the arbitration award.

(e) Without prejudice to any right to obtain emergency measures of protection as provided under the Rules, a request by a party to a court of competent jurisdiction for interim measures necessary to preserve the party’s rights, including pre-arbitration attachments or injunctions, shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(f) In order to facilitate the comprehensive resolution of related disputes, and upon request of any part to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties hereto relating to this Agreement or the Partnership. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal constituted under any related agreement or another arbitration tribunal constituted under this Agreement, the ruling of the earliest constituted panel under this Agreement shall control.

(g) EACH PARTNER UNDERSTANDS THAT ARBITRATION IS FINAL AND BINDING ON THE PARTNERS AND THAT THE PARTNERS IN EXECUTING THIS AGREEMENT ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

8.6 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among past, existing and future Partners, their assignees and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and, except to the extent provided in Section 3.10 of this Agreement, no rights are granted to non-Partner creditors under this Agreement.

8.7 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement (including minutes of any meeting) must be in writing and a signed copy of any such consent, agreement or approval will be filed and kept with the books of the Partnership.

8.8 Pronouns. All pronouns used in this Agreement will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or entity may require in the context in which they are used.

8.9 Confidentiality.

(a) A Limited Partner may obtain from the General Partner, upon reasonable demand for any purpose reasonably related to the Limited Partner’s Interest in the Partnership, information regarding the affairs of the Partnership as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing the information and documents to be furnished, at what time and location and at whose expense) established by the General Partner in its sole discretion.

(b) Each Limited Partner agrees in executing this Agreement that, except as required by applicable law or any regulatory body, the Limited Partner will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Limited Partner (collectively, “Confidential Information”) without the prior written consent of the General Partner, which consent may be withheld in its sole discretion.

(c) Each Partner recognizes that in the event that this Section 8.9 is breached by any Partner or any of its principals, Partners, members, directors, officers, employees or agents or any of the Partner’s Affiliates, including any of the Affiliate’s principals, Partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching

Partners and the Partnership. In recognition of that irreparable injury, any non-breaching Partner may have, in addition to any and all other remedies at law or in equity to which the non-breaching Partner and the Partnership may be entitled, the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection with obtaining the equitable relief. If any non-breaching Partner or the Partnership (“Initiating Non-Breaching Party”) determines that any other Partner or any of that Partner’s principals, Partners, members, directors, officers, employees or agents or any of the Partner’s Affiliates, including any of the Affiliates’ principals, Partners, members, directors, officers, employees or agents, should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Partners agrees to join the non-breaching Initiating Non-Breaching Party in pursuing injunctive relief in a court of appropriate jurisdiction.

(d) The General Partner will have the right to keep confidential from the Limited Partners, for any period of time as the General Partner deems reasonable in its sole discretion, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or that the Partnership is required by law or by agreement with a third party to keep confidential.

8.10 Certification of Non-Foreign Status. Each Limited Partner or transferee of an Interest or a portion of an Interest from a Limited Partner who or that is admitted to the Partnership in accordance with this Agreement will certify, upon admission to the Partnership and at any other time as the General Partner may request, whether the Limited Partner or transferee is a “United States Person” within the meaning of the Code on forms to be provided by the Partnership, and will notify the Partnership within 30 days of any change in the status of the Limited Partner or transferee. Any Limited Partner or transferee who or that fails to provide certification when requested to do so by the General Partner may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

8.11 Severability. Each Partner agrees that the Partner intends that, if any provision of this Agreement is determined by a court of competent jurisdiction or regulatory authority with jurisdiction over the Partnership, the General Partner or the Adviser not to be enforceable in the manner set out in this Agreement, then the provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, the invalidation or unenforceability will not affect the validity or enforceability of any other provision of this Agreement (or portion of the provision).

8.12 Entire Agreement. This Agreement constitutes the entire agreement among the Partners pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining to that subject matter.

Notwithstanding any other provision of this Agreement, including Section 8.1, each Partner, in executing this Agreement, acknowledges and agrees that the General Partner, on its own behalf or on behalf of the Partnership, without the approval of the Limited Partners or any other Person, may enter into a written agreement or agreements with any other Partner, executed contemporaneously with the admission of the other Partner to the Partnership, affecting or modifying the terms of, or establishing rights under, this Agreement or any subscription agreement. Each Partner agrees that any terms contained in any such other agreement with another Partner will govern with respect to the other Partner notwithstanding the provisions of this Agreement or any subscription agreement, and that the Partner will have no rights in respect of those granted in favor of such other Partner.

8.13 Conflicts. The Partners acknowledge and agree that the General Partner and its Affiliates may engage in activities in which their respective interests or the interests of their clients may conflict with the interests of the Partnership or the Limited Partners, and that the resolution of such conflicts may not always be resolved by the General Partner or its Affiliates in favor of the Partnership or the Limited Partners, provided that the General Partner shall in all cases act in good faith.

8.14 Counterparts. This Agreement may be executed in several counterparts, all of which together will constitute one agreement binding on all Partners, notwithstanding that all the Partners have not signed the same counterpart.

8.15 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions of this Agreement or otherwise affect their construction or effect.

IN EXECUTING THIS AGREEMENT, EACH PARTNER ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET OUT IN SECTION 8.5 AND THE CONFIDENTIALITY CLAUSES SET OUT IN SECTION 8.9.

The Partners have executed this Agreement as of the day and year first above written.

GENERAL PARTNER:
THE ENDOWMENT FUND GP, L.P.

By:	THE ENDOWMENT FUND MANAGEMENT, LLC, as its General Partner

By:
Jeremy L. Radcliffe, Secretary

LIMITED PARTNERS:

Each Person who or that has signed, or has had signed on the Person’s behalf, a Limited Partner Signature Page, which will constitute a counterpart of this Agreement.

SCHEDULE A

HEDGE FUNDS

Artis Partners 2X (Institutional)

BDCM Partners I

Bell Point Credit Opportunities

Black River Commodity Multi-Strategy Fund

Blue Mountain Credit Alternatives Fund

Blueshift Energy Fund

CamCap Resources

CCM Small Cap Value Qualified Fund

Citadel Wellington

Contrarian Capital Fund I

Contrarian Equity Fund

Corriente China Opportunity Fund

Corriente China Opportunity Fund 2

Courage Special Situations Fund

CRC Global Structured Credit Fund

Empire Capital Partners Enhanced

Eton Park Fund

Falcon Edge Global LP

Fortelus Special Situations Fund

Halcyon European Structured Opportunities Fund

Harbinger Blue Line

Harbinger Capital Partners Fund I

Harbinger Capital Partners Fund II

Harbinger Capital Partners Special Situation Fund

Hayman Capital Partners

Healthcor LP

Highland Credit Strategies Liquidation Vehicle - Onshore

Hound Partners

Indaba Capital Partners

Ithan Creek Partners

JAT Capital Master Fund

Kenmont Onshore Fund

Kepos Alpha Fund

King Street Capital

L-R Global Partners

Magnetar Capital Fund

Middle East North Africa Opportunities Fund

Millennium USA LP

Monsoon India Inflection Fund

Monsoon India Inflection Fund II

Montrica Global Opportunities Fund

Morgan Rio

Overseas CAP Partners

OZ Asia Domestic Partners

Passport II

Penta Asia Domestic Partners

PIPE Equity Partners

Prospect Harbor Credit Partners

Providence MBS Fund

Q Funding III

Q4 Funding

Quorum Fund

Samlyn Onshore Fund

Senator Global Opportunity Fund

Silverback Arbitrage Fund

Stark Investments

Steel Partners Japan Strategic Fund

Tarpon All Equities Fund

The Raptor Private Holdings

Tiger Consumer Partners

Tocqueville Gold Partners

Tybourne

Valiant Capital Partners

Velite Energy

Viking Global Equities